EXHIBIT 99.1

Conatus Pharmaceuticals Reports Second Quarter 2015 Financial Results and Program Updates

SAN DIEGO, Aug. 5, 2015 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the quarter and six months ended June 30, 2015, and provided updates on its clinical development programs.

Financial Results

The net loss for the second quarter of 2015 was $6.1 million compared with $5.3 million for the second quarter of 2014. The net loss for the first six months of 2015 was $12.0 million compared with $10.5 million for the first six months of 2014.

Research and development expenses were $4.1 million for the second quarter of 2015 compared with $3.5 million for the second quarter of 2014. Research and development expenses were $8.0 million for the first six months of 2015 compared with $7.1 million for the first six months of 2014. The increases in research and development expenses were primarily due to an increase in external emricasan clinical trial costs and higher personnel costs, including noncash stock-based compensation expense, partially offset by a decrease in external emricasan manufacturing costs.

General and administrative expenses were $2.0 million for the second quarter of 2015 compared with $1.8 million for the second quarter of 2014. General and administrative expenses were $4.1 million for the first six months of 2015 compared with $3.4 million for the first six months of 2014. The increases in general and administrative expenses were primarily due to higher personnel costs, including noncash stock-based compensation expense.

Including $21.4 million of net proceeds from a public offering of common stock completed in April 2015, cash, cash equivalents and marketable securities were $48.1 million at June 30, 2015, compared with $37.1 million at December 31, 2014. The company is projecting a year-end 2015 balance of cash, cash equivalents and marketable securities in the mid $20 million range.

Program Updates

Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease including three active Phase 2 clinical trials:

  POLT-HCV-SVR: post-orthotopic liver transplant (POLT) recipients with liver fibrosis or cirrhosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy;
  Portal Hypertension: patients with liver cirrhosis (LC) and portal hypertension (PH); and
  Liver Cirrhosis: patients with LC and Model for End-stage Liver Disease (MELD) scores of 11 to 18.

POLT-HCV-SVR Trial Update

In May 2014, the company initiated a double-blind, placebo-controlled Phase 2b clinical trial in approximately 60 POLT-HCV-SVR patients who will receive 25 mg of emricasan or placebo orally twice daily for two years. In June 2015, the company announced initial pre-treatment biomarker and histology data from the trial, confirming that the underlying mechanisms addressed by emricasan are active, and that the target population may be suitable for demonstrating potential histology benefits. Consistent with the company's initial registration focus on the development of a treatment for cirrhosis, the trial was expanded in early 2015 to include patients with Ishak 5 (early-stage cirrhosis) and further expanded in mid-2015 to include patients with Ishak 6 (advanced-stage cirrhosis). The primary endpoint in this exploratory proof-of-concept trial is the change in the Ishak Fibrosis Score compared with placebo. The trial will also evaluate histological markers of inflammation, key serum biomarkers, and the safety and tolerability of emricasan. Enrollment of patients is on track for release of final top-line results expected in the first half of 2018.

Portal Hypertension Trial Update

In September 2014, the company initiated an exploratory, open-label Phase 2 clinical trial in approximately 20 patients with LC of mixed etiologies and PH confirmed by hepatic venous pressure gradient (HVPG) procedure prior to enrollment. Patients received 25 mg of emricasan orally twice daily for 28 days. The co-primary endpoints are the changes from baseline in HVPG, which is a direct measurement of blood pressure in the portal vein, and cleaved Cytokeratin-18 (cCK18), a mechanism-specific biomarker that increases with liver disease severity and is associated with biologically active microparticles that can be both proinflammatory and vasoactive. Secondary endpoints include changes from baseline in MELD score and Child-Pugh-Turcotte (CPT) score. Patients in this trial had mild liver function impairment and most patients were classified as CPT-A at baseline. The trial included patients with lower risk of clinical liver decompensation, with baseline HVPG values of less than 12 mmHg, and patients with higher risk of clinical liver decompensation, with baseline HVPG values greater than or equal to 12 mmHg. The trial was designed to determine whether emricasan could decrease elevated portal vein pressures in a short period of time, unlike the lengthy periods expected to be required to affect the structural damage in the liver resulting from fibrosis or cirrhosis. Enrollment in this trial was completed during the second quarter of 2015, and top-line results are expected to be available in the third quarter of 2015.

Liver Cirrhosis Trial Update

Also in September 2014, the company initiated a double-blind, placebo-controlled Phase 2 clinical trial in approximately 80 patients with LC of mixed etiologies, mild to moderate liver impairment and a MELD score of 11 to 18 during the screening period. In the first stage, which is double-blind and placebo-controlled, patients were randomized 1:1 to receive either 25 mg of emricasan or placebo orally twice daily for three months. The primary endpoint is change from baseline in cCK18. Secondary endpoints include changes from baseline in MELD score and CPT score. These secondary endpoints reflect blood chemistry related to organ function such as bilirubin, creatinine and blood clotting times as well as related clinical indicators such as ascites and encephalopathy that worsen with declining organ function. In the second stage, which is open-label, patients who complete the first stage of the trial, either on treatment or placebo, may receive emricasan for up to an additional three months. Most of the patients in this trial were classified as CPT-B. Enrollment in this trial was completed during the second quarter of 2015, and initial results from the first stage are expected to be available in the fourth quarter of 2015.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 82257028. A live and archived audio webcast of the call will also be available in the Investor Center of the company's website at http://ir.conatuspharma.com/events.cfm.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing emricasan, a first-in-class, orally active pan-caspase protease inhibitor, for the treatment of patients with chronic liver disease. To date, emricasan has been studied in over 550 subjects in fourteen clinical trials across a broad range of liver disease etiologies and stages of progression, and has demonstrated statistically significant, rapid and sustained reductions in elevated levels of key biomarkers of inflammation and apoptosis that are implicated in the severity and progression of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including: statements regarding Conatus' projected cash, cash equivalents and marketable securities; the suitability of the POLT-HCV-SVR trial for demonstrating potential histology benefits; the expected release of final top-line results of the Phase 2b POLT-HCV-SVR trial in the first half of 2018; the ability of the Phase 2 PH trial to determine whether emricasan can decrease elevated portal vein pressures in a short period of time; and the timeline to announce top-line results from the Phase 2 PH clinical trial and initial results from the first stage of the Phase 2 LC clinical trial. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including:  Conatus' ability to initiate and successfully complete current and future clinical trials; Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll subjects, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to use accelerated approval pathways and/or obtain orphan drug exclusivity for emricasan for any indication; results of current and future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the U.S. Food and Drug Administration's and other regulatory agencies' approval processes and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
	2015	2014	2015	2014

Operating expenses:
Research and development	$ 4,070,127	$ 3,467,068	$ 7,953,740	$ 7,117,666
General and administrative	1,994,352	1,837,688	4,075,661	3,432,935
Total operating expenses	6,064,479	5,304,756	12,029,401	10,550,601
Other income (expense):
Interest income	17,977	15,343	29,396	36,116
Interest expense	(17,500)	(17,500)	(35,000)	(35,000)
Other income (expense)	6,748	3,889	(1,913)	3,105
Total other income (expense)	7,225	1,732	(7,517)	4,221
Net loss	$ (6,057,254)	$ (5,303,024)	$ (12,036,918)	$ (10,546,380)

Net loss per share, basic and diluted	$ (0.31)	$ (0.34)	$ (0.69)	$ (0.68)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	19,338,167	15,445,835	17,468,148	15,429,731

			June 30,	December 31,
Balance Sheets			2015	2014

Assets
Current assets:
Cash, cash equivalents and marketable securities			$ 48,071,015	$ 37,071,946
Prepaid and other current assets			559,579	796,818
Total current assets			48,630,594	37,868,764
Property and equipment, net			207,782	237,066
Other assets			327,800	342,051
Total assets			$ 49,166,176	$ 38,447,881

Liabilities and stockholders' equity
Current liabilities			$ 3,661,320	$ 4,175,233
Note payable			1,000,000	1,000,000
Deferred rent			126,158	58,699
Stockholders' equity			44,378,698	33,213,949
Total liabilities and stockholders' equity			$ 49,166,176	$ 38,447,881
CONTACT: MEDIA:  David Schull
         Russo Partners, LLC
         (858) 717-2310
         David.Schull@RussoPartnersLLC.com

         INVESTORS:  Alan Engbring
         Conatus Pharmaceuticals Inc.
         (858) 376-2637
         aengbring@conatuspharma.com